PEPSICO Q3 EPS INCREASES 13% to 48¢

COMPANY CONTINUES CONSISTENT DOUBLE-DIGIT EARNINGS GROWTH

  Every division reports volume, revenue and operating profit gains
  Net sales increase 8% to $6.9 billion
  Line of business operating profits increase 11% to $1.3 billion
  Net income advances 14% to $866 million
  Quaker integration solidly on track

Purchase, New York (October 10, 2001) -- PepsiCo today reported another consecutive quarter of double-digit profit growth, with comparable earnings per share increasing 13% to $0.48 for the third quarter of 2001, which ended on September 8.

Volume in PepsiCo’s base business continued to be strong, with total servings up 5% for the quarter. Servings of snacks worldwide grew 6% for the quarter, while worldwide beverage servings grew 5%. The strong volume contributed to net sales growth of 8% to $6.9 billion. On a comparable basis, division operating profits increased 11% for the quarter to $1.3 billion, and net income grew 14% to $866 million.

The merger of PepsiCo with The Quaker Oats Company was successfully completed seven weeks into the quarter on August 2, 2001. While synergies were nominal for the third quarter, the integration process is solidly on track.

Chairman and Chief Executive Officer Steve Reinemund said: “PepsiCo enjoyed another very strong quarter. Our focus remains on growth and consistent execution of our core strategies. Innovation has been strong, with great new products like Mountain Dew Code Red, Lay’s Bistro gourmet potato chips and Tostitos Scoops, a new tortilla chip designed to be eaten with salsa. The integration of the Gatorade and Quaker businesses has brought no surprises, and we’re very excited about the enormous opportunities these businesses create for PepsiCo.”

Reinemund added, “Looking ahead, despite the changes in the world economic environment, we remain confident that we are on target for our previously announced full year earnings per share of $1.66, and we do not expect our fourth quarter to be materially impacted by current events. For 2002 and beyond, while no company is immune to economic turbulence, we remain committed to our 13-14% earnings per share targets, and we believe we will achieve that financial performance.”

Except as specifically noted, information in this release will be presented on a comparable basis, reflecting the combination of PepsiCo and Quaker and excluding the impact of one time charges. See the note on presentation at the end of this release.

Frito-Lay North America (FLNA)
(in millions)

                               Twelve Weeks                   Thirty-Six Weeks
                              -------------                      -------------
                          2001   2000   % Chng              2001    2000  % Chng
                          ----   ----    ------             ----    ----  ------
Net Sales               $2,315  $2,172     +7%             $6,588  $6,207    +6%
Operating Profit          $526    $478    +10%             $1,444  $1,321    +9%

FLNA continued its excellent performance, reporting another quarter of 10% operating profit growth. Volume increased 3% for the third quarter and 2% year to date, driven by Lay’s (including incremental growth from the new Lay’s Bistro gourmet potato chips), as well as Cheetos and Fritos. FLNA’s volume growth was also enhanced by the strong growth of the Quaker snack business. For its 15th consecutive quarter, FLNA gained market share in the U.S. salty snack market and was the principal driver of growth in the category.

Healthy volume growth and higher effective net pricing were the key drivers of FLNA’s excellent revenue and operating profit results. Operating profits also benefited from productivity initiatives and decreases in the costs of key commodities, which drove solid margin improvement and more than offset higher A&M.

Frito-Lay International (FLI)
(in millions)

                               Twelve Weeks                     Thirty-Six Weeks
                             -------------                     -----------------
                          2001    2000   % Chng            2001    2000  % Chng
                          ----    ----   ------            ----    ----   ------
Net Sales               $1,190  $1,101     +8%           $3,484  $3,272     +6%
Operating Profit          $144    $128    +13%             $428    $364    +18%

Frito-Lay's international operations also performed well, with total kilo volume up 8% year to date and 9% for the quarter. The volume growth was led by:

  Europe, where the Pokemon promotions continued to be very successful;
  The UK, where growth was driven by a combination of successful promotions and new products and flavors such as Walker’s “Heinz Tomato Ketchup” potato chips and “ Squares” and Quaker’s “Snack aJacks”; and
  Brazil, where the ongoing value strategy yielded strong gains.

FLI’s net sales growth of 8%, driven principally by results in Mexico, the U.K. and Poland, would have been 11% but for the adverse impact of foreign currency exchange rates. Operating profits increased 13%, led by results in Mexico and the U.K., and would have increased 15% but for adverse foreign currency exchange rates.

Pepsi-Cola North America (PCNA)
(in millions)

                             Twelve Weeks                       Thirty-Six Weeks
                            --------------                     -----------------
                        2001     2000     % Chng           2001    2000   % Chng
                        ----     ----     ------           ----    ----   ------
Net Sales               $969     $821      +18%          $2,702  $2,258    +20%
Operating Profit        $238     $211      +13%            $669    $593    +13%

PCNA had a strong quarter that was chiefly driven by innovation. Bottler case sales (BCS) grew over 4% in the quarter, while concentrate shipments and equivalents (CSE) increased approximately 4%. Year to date, BCS grew 4% and CSE grew 5%. The volume growth was driven primarily by:

  Code Red, the recently introduced new flavor of Mountain Dew;
  Continued gains from products introduced after the third quarter of last year, such as the popular single-serve Dole juices and juice drinks, and Sierra Mist, which has proved a successful entry into the lemon-lime category;
  SoBe brand beverages (which were acquired early this year); and
  Continued strong double-digit growth of Aquafina, the number one single-serve bottled water brand in the country.

PCNA’s 18% net sales growth reflects the volume gains--particularly of the full-revenue SoBe and Dole products--as well as higher concentrate pricing. The 13% operating profit growth also reflected the volume and pricing gains, which were partially offset by the higher costs associated with the full revenue products and by the higher A&M associated with new products.

Gatorade/Tropicana North America (GTNA)
(in millions)

                           Twelve Weeks                       Thirty-Six Weeks
                           -------------                       -----------------
                       2001    2000   % Chng               2001    2000   % Chng
                       ----    ----    ------              ----    ----   ------
Net Sales            $1,198  $1,122      +7%             $3,009  $2,786     +8%
Operating Profit       $189    $171     +10%               $450    $420     +7%

GTNA volume increased 5% for the quarter and year to date, driven principally by strong Gatorade volume growth. Gatorade benefited from continued momentum from its new flavors, including Star Fruit, Passion Fruit and High Tide.

Year to date, Gatorade has essentially held its market share across all channels, despite our key competitor’s stepped up promotional and pricing activity within grocery. Although growth in the juice category was weak, Tropicana continued to gain share of the not-from-concentrate juice segment, driven by solid growth from Tropicana Pure Premium.

GTNA’s 7% net sales increase was driven by the higher volume and also by Gatorade price increases taken in 2000. For the quarter, operating profit was up a strong 10%.

PepsiCo Beverages International (PBI)
(in millions)

                               Twelve Weeks                     Thirty-Six Weeks
                               -------------                   -----------------
                           2001   2000   % Chng              2001   2000  % Chng
                           ----   ----   ------             ----    ----  ------
Net Sales                  $724   $716      +1%             $1,841 $1,803   +2%
Operating Profit            $93    $81     +15%              $218   $169   +29%

PBI also posted solid results in the third quarter. Volume grew 5% for the quarter and year to date, based on sound performance in key markets. The volume resulted in net sales growth of 1%, which would have been 5% but for the adverse impact of foreign currency exchange rates. Operating profits were up 15%, and would have grown 22% for the quarter, but for the same adverse currency impact. The key currencies that negatively impacted results were the Egyptian pound, the Thai Baht, the Japanese Yen and the Euro.

The combined performance of the international Gatorade and Tropicana businesses also contributed to PBI's sales and operating profit growth.

Quaker Foods North America (QFNA)
(in millions)

                              Twelve Weeks                     Thirty-Six Weeks
                             -------------                     -----------------
                            2001     2000  % Chng           2001    2000  % Chng
                            ----     ----  ------           ----    ----  ------
Net Sales                   $510     $489    +4%          $1,325  $1,286    +3%
Operating Profit            $110     $104    +6%            $275    $263    +5%

Quaker Foods North America also had a solid quarter. Volume increased 1% for the quarter and 2% year to date, led by growth in hot cereals and ready-to-eat cereals, which was partially offset by declines in flavored rices and pasta. The strong hot cereal growth was led by product news, including the introduction of a Deluxe Collection Variety Pack of adult indulgent flavors and the national expansion of its line of Nutrition for Women fortified instant oatmeal.

The 4% net sales growth was driven by the higher volume and by pricing. The 6% operating profit growth reflected the higher volume and pricing, as well as the impact of the previously announced restructuring of Quaker’s cereal plants. Operating profits were partially offset by increases in A&M associated with new product launches and established brand support.

Corporate

Corporate Unallocated Expense.    Corporate unallocated expense increased slightly in the third quarter--in line with expectations.

Equity Income.     Equity income from bottling interests grew 12% to $85 million, driven by the continuing outstanding performance of The Pepsi Bottling Group.

Net Interest.     Net interest expense for the quarter declined 27% from the prior year to $35 million, reflecting lower average debt levels and higher investment balances.

Shares Outstanding.     The weighted average diluted number of shares outstanding during the third quarter increased to 1.817 billion. After the close of the quarter, to encourage an orderly market following the events of September 11th, the SEC relaxed the restrictions on share repurchases by companies using pooling accounting. Since that time PepsiCo repurchased 33.7 million shares for a total of approximately $1.6 billion.

Reported EPS.     In the third quarter, PepsiCo incurred merger-related costs that totaled $235 million--including $117 million of transaction costs and $118 million of integration and restructuring costs. Although not specifically related to the merger, as expected, PepsiCo also incurred asset impairment and restructuring charges relating to the re-alignment of the Quaker supply chain in the amount of $13 million.

As a consequence, on a reported basis, earnings per share for the third quarter were $0.34, a decline compared to $0.42 in the year-earlier quarter. Reported earnings per share year to date grew 7% to $1.10.

Quaker.     The Quaker merger integration process is on track, meeting the specific financial and activity milestones that were expected as of the close. The sales force of Tropicana has been merged with the pre-existing Quaker/Gatorade sales force, and the hot fill manufacturing and logistics of PCNA, Gatorade and Tropicana are being integrated. Quaker’s snack business is being folded into FLNA and the vend/foodservice sales forces of FLNA, Quaker, Gatorade and Tropicana are being combined. Corporate overhead consolidations have been completed, while pursuing cost saving opportunities within purchasing, A&M and other services.

Miscellaneous

Note on Presentation.     In order to help investors compare our performance in 2001 to our performance in 2000, the information in this release was presented on a “comparable” basis. Specifically, the results for 2001 have excluded the charges relating to the Quaker merger and the Quaker supply chain realignment. For further details, please see page A-2 in the financial attachments which follow.

Conference Call.     At 11:00 a.m. (Eastern time) today, management will host a conference call with investors to discuss third quarter results. For details, visit our site on the internet at WWW.PEPSICO.COM.

Cautionary Statement

        This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations.

CONTACT: Richard M. Detwiler, Jr. Vice President, Public Relations, at PepsiCo, Inc., 914-253-2725
Website:
HTTP://WWW.PEPSICO.COM
(PEP)

PepsiCo, Inc. and Subsidiaries
Comparable Condensed Consolidated Financial Information (a)
(in millions except per share amounts, unaudited)

                                        12 Weeks Ended           36 Weeks Ended
                                         --------------           --------------
                                   9/8/01     9/2/00         9/8/01   9/2/00
                                        ----------------         ---------------
Net Sales
---------
Worldwide Snacks
- Frito-Lay North America..............$2,315     $2,172        $ 6,588  $ 6,207
- Frito-Lay International...............1,190      1,101          3,484    3,272
                                      -------     -------        -------  ------
                                        3,505      3,273         10,072    9,479
Worldwide Beverages
- Pepsi-Cola North America.............. 969         821          2,702    2,258
- Gatorade/Tropicana North America.....1,198       1,122          3,009    2,786
- PepsiCo Beverages International........724         716          1,841    1,803
                                      -------     -------        -------  ------
                                       2,891       2,659          7,552    6,847

Quaker Foods North America...............510         489          1,325    1,286
                                      -------     -------        -------  ------

 Total Net Sales......................$6,906      $6,421        $18,949  $17,612
                                     ========    =======        =======  =======

Operating Profit
----------------
Worldwide Snacks
- Frito-Lay North America.............  $526        $478        $ 1,444  $ 1,321
- Frito-Lay International................144         128            428      364
                                      -------     -------        -------  ------
                                         670         606          1,872    1,685
Worldwide Beverages
- Pepsi-Cola North America...............238         211            669      593
- Gatorade/Tropicana North America.......189         171            450      420
- PepsiCo Beverages International.........93          81            218      169
                                      -------     -------        -------  ------
                                         520         463          1,337    1,182

Quaker Foods North America.............  110         104            275      263
                                      -------     -------        -------  ------

Combined Segments..................... 1,300       1,173          3,484    3,130

Corporate Unallocated................... (77)        (73)          (239)    (211)
                                      -------     -------        -------  ------
Comparable Operating Profit (b)........1,223       1,100          3,245    2,919

Bottling Equity Income....................85          76            153      135
Interest Expense, net....................(35)        (47)          (108)    (149)
                                      -------     -------        -------  ------
Income Before Income Taxes.............1,273       1,129          3,290    2,905
Provision For Income Taxes...............407         370          1,052      951
                                      -------     -------        -------  ------
Net Income..............................$866        $759        $ 2,238  $ 1,954
                                     ========    =======        =======  =======

Income Per Common Share - Assuming
  Dilution............................$ 0.48      $ 0.42         $ 1.24    $1.09
Average Shares Outstanding -
  Assuming Dilution....................1,817       1,796          1,809    1,789

See accompanying notes.

Notes to the reported information for the 12 and 36 weeks ended 9/8/01 and 9/2/00:

(a)	The comparable results exclude the costs associated with our merger with The Quaker Oats Company, other impairment and restructuring charges and various Quaker one-time items. The comparable results also reflect the reclassification in 2000 of equity derivative contracts from Interest Income to Corporate Unallocated. The comparable condensed consolidated financial information does not purport to represent what our results of operations would have been had such transactions not occurred.

             Percentage changes in text are based on unrounded amounts.

(b)	Reconciliation of comparable operating profit with reported operating profit: Reconciliation of comparable operating profit with reported operating profit:

                                         12 Weeks Ended           36 Weeks Ended
                                         --------------           --------------
                                       9/8/01     9/2/00         9/8/01   9/2/00
                                        ----------------         ---------------

         Comparable Operating
          Profit.......................$1,223     $1,100         $3,245   $2,919
         Adjustments:
           Merger-related costs..........(235)         -           (235)       -
           Other impairment and
            restructuring
            charges...................... (13)        (6)           (21)    (178)
            Reclassification of
            equity derivative
            contracts.......................-         (1)             -       (9)
           Quaker one-time
            items...........................-         (1)             2       (3)
                                      -------     -------        -------  ------
         Reported Operating
          Profit.........................$975     $1,092         $2,991   $2,729
                                     ========    =======        =======  =======

PepsiCo, Inc. and Subsidiaries
Reported Consolidated Statement of Income
(in millions except per share amounts, unaudited)

                                         12 Weeks Ended           36 Weeks Ended
                                         --------------           --------------
                                       9/8/01     9/2/00         9/8/01   9/2/00
                                        ----------------         ---------------

Net Sales..............................$6,906     $6,421        $18,949  $17,612

Cost and Expenses
 Cost of sales..........................2,728      2,539          7,542    7,043
 Selling, general and
  administrative expenses...............2,916      2,750          8,047    7,560
 Amortization of intangible assets.........39         34            113      102
 Merger-related costs (a).................235          -            235        -
 Other asset impairment and
  restructuring charges (b)................13          6             21      178
                                      -------     -------        -------  ------
Reported Operating Profit.................975      1,092          2,991    2,729

Bottling equity income, net................85         76            153      135
Interest expense..........................(46)       (64)          (151)    (189)
Interest income............................11         18             43       49
                                      -------     -------        -------  ------
Income Before Income Taxes..............1,025      1,122          3,036    2,724

Provision for Income Taxes (c)............398        367          1,041      879
                                       ------     -------        -------  ------
Net Income.............................$  627     $  755        $ 1,995  $ 1,845
                                     ========    =======        =======  =======

Net Income Per Common Share -
  Assuming Dilution....................$ 0.34     $ 0.42          $1.10    $1.03
Average Shares Outstanding  -
  Assuming Dilution.....................1,817      1,796          1,809    1,789

See accompanying notes.

(a)	For the 12 and 36 weeks in 2001, includes costs of $235 million ($231 million after tax or $0.13 per share assuming dilution) related to our merger with The Quaker Oats Company. The merger-related costs include $117 million of transaction costs and integration and restructuring costs of $118 million.

(b)	For the 12 weeks, includes asset impairment and restructuring charges not related to the Quaker merger of $13 million ($8 million after-tax) in 2001 and $6 million ($4 million after-tax) in 2000. For the 36 weeks, includes asset impairment and restructuring charges not related to the Quaker merger of $21 million ($13 million after-tax or $0.01 per share) in 2001 and $178 million ($107 million after-tax or $0.06 per share) in 2000.

(c)	For 2001, the effective tax is 38.8% for the 12 weeks and 34.3% for the 36 weeks. Excluding the asset impairment and restructuring charges, Quaker one-time charges and merger-related costs, the effective tax rate for the 12 and 36 weeks is 32.0%. For 2000, the effective tax rates are 32.7% for the 12 weeks and 32.3% for the 36 weeks. Excluding the impairment and restructuring charges and various Quaker one-time items, the effective tax rate is 32.7% for the 12 and 36 weeks.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement Of Cash Flows
(in millions, unaudited)

                                                                 36 Weeks Ended
                                                                ----------------
                                                               9/8/01     9/2/00
                                                              --------   -------
Cash Flows - Operating Activities
     Net income.............................................. $ 1,995    $ 1,845
      Adjustments to reconcile net income
       to net cash provided by operating activities
          Bottling equity income, net............................(153)      (135)
          Depreciation and amortization...........................737        711
          Merger-related costs....................................235          -
          Other impairment and restructuring charges...............21        178
          Cash payments for merger-related costs
           And restructuring charges.............................(159)       (19)
          Deferred income taxes....................................(4)       138
          Deferred compensation - ESOP.............................48         35
          Other noncash charges and credits, net..................154        219
          Net change in operating working capital................(390)      (388)
                                                               --------   -------
 Net Cash Provided by Operating Activities.......................2,484      2,584
                                                               --------   -------
Cash Flows - Investing Activities
     Capital spending............................................(756)      (744)
     Acquisitions and investments in unconsolidated
      affiliates.................................................(432)       (66)
     Sales of property, plant & Equipment..........................27         47
     Short-term investments....................................(1,704)      (165)
     Other, net...................................................111       (150)
                                                               --------   -------

Net Cash Used for Investing Activities........................ (2,754)    (1,078)
                                                               --------   -------

Cash Flows - Financing Activities
     Proceeds from issuances of long-term debt.................... 11        108
     Payments of long-term debt..................................(317)      (799)
     Short-term borrowings.......................................(109)       383
     Cash dividends paid.........................................(752)      (710)
     Share repurchases............................................(16)    (1,238)
     Quaker share repurchases.....................................  -       (174)
     Proceeds from issuance of shares in connection
      with the Quaker merger......................................524          -
     Proceeds from exercises of stock options.....................351        506
                                                               --------   -------

Net Cash Used for Financing Activities...........................(308)    (1,924)
                                                               --------   -------

Effect of Exchange Rate Changes on Cash and Cash
 Equivalents........................................................-        (9)
                                                               --------   -------
Net Decrease in Cash and Cash Equivalents........................(578)      (427)
Cash and Cash Equivalents - Beginning of year...................1,038      1,246
                                                               --------   -------
Cash and Cash Equivalents - End of period.......................$ 460       $819
                                                               =======    =======

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

                                                          (Unaudited)
                                                            9/8/01      12/30/00
                                                         ----------    ----------
Assets

Cash and cash equivalents................................. $   460       $ 1,038

Short-term investments, at cost..............................2,170           467

Other current assets.........................................4,827         4,112
                                                         ----------    ----------

     Total Current Assets....................................7,457         5,617

Property, plant and equipment, net...........................6,686         6,558

Intangible assets, net.......................................4,994         4,714

Investments in unconsolidated affiliates.....................2,963         2,979

Other assets...................................................936           889
                                                         ----------    ----------
Total Assets...............................................$23,036       $20,757
                                                          =========     =========

Liabilities and Shareholders' Equity

Short-term borrowings........................................$ 252       $   202

Current liabilities......................................... 4,952         4,593

Long-term debt.............................................. 2,559         3,009

Other liabilities............................................4,154         3,960

Deferred income taxes........................................1,349         1,367

Preferred stock, no par value...................................33            49

Deferred compensation - preferred................................-           (27)

Common Shareholders' Equity..................................9,737         7,604
                                                         ----------    ----------
Total Liabilities and Shareholders' Equity.................$23,036       $20,757
                                                          =========     =========